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                     April 18, 2022

       Simon Westbrook
       Chief Financial Officer
       Kyto Technology & Life Science, Inc.
       13050 La Paloma Road
       Los Altos Hills, CA 94022

                                                        Re: Kyto Technology &
Life Science, Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2021
                                                            Filed August 10,
2021
                                                            File Number
000-50390

       Dear Mr. Westbrook:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences